EXHIBIT 10.31

2002 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

       THIS 2002 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 5th day of March, 2002, between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation, with its principal office located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631 (together with its successors and assigns permitted under this Agreement, the “Company”), and LEE S. HILLMAN (the “Executive”). The effective date of this Agreement shall be January 1, 2002 (the “Effective Date”).

W  I  T  N  E  S  S  E  T  H:

       WHEREAS, the Executive is the Chairman, President and Chief Executive Officer of the Company and an integral part of its management who participates in the decision-making process relative to short- and long-term planning and policy for the Company; and

       WHERAS, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement setting forth the obligations and duties of both the Company and the Executive; and

       WHERAS, the Company wishes to assure itself of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement;

       NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually, a “Party” and together, the “Parties”) agree as follows:

       1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

       2. Term. Subject to the provisions for renewal and termination as hereinafter provided, the term of this Agreement shall begin on the day hereof and shall continue for three (3) years thereafter. Such term shall automatically be extended for additional three (3) year periods on each anniversary of the Effective Date unless: (i) this Agreement is terminated as a result of death or disability pursuant to Section 10(a) or 10(c) of this Agreement, by the Company for Cause pursuant to Section 11(a) of this Agreement (wherein Cause is defined) or by the Executive for any reasons other than Cause or the death or disability of the Executive pursuant to Section 10 of this Agreement; or (ii) either the Company or the Executive shall give written notice to the other on or before June 30 of any year during the Term, that the Term shall be fixed for a three (3) year period commencing on the January 1 immediately succeeding such written notice, and there shall be no further automatic extensions (as extended, the “Term”).

       3. Position and Duties.

         (a) The Executive shall serve as President, Chairman of the Board of Directors and Chief Executive Officer of the Company and shall be responsible for overall executive management of the affairs of the Company. It is the intention of the Parties that the Executive shall continue to serve on the Board of Directors of the Company (the “Board”) as its Chairman. The Executive, in carrying out his duties under this Agreement, shall report to the Board. Subject to Section 3(b), the Executive shall devote his best efforts and substantially all of his working time and attention to the business and related interests of, and shall be loyal to, the Company.

         (b) Nothing in this Agreement shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal affairs; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 3(a) above.

         (c) Without the prior written consent of the Company, the Executive shall not, either in his individual capacity or in his capacity as a fiduciary of trusts which are for the benefit of Arthur M. Goldberg and/or his family members or others (the “AMG Trusts”), directly or indirectly, during the Term:

           (i) Other than (A) in the performance of duties naturally inherent to the Company’s business and in furtherance thereof, or (B) in his capacity as a fiduciary of the AMG Trusts, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that nothing contained in this Section 3(c)(i) shall be construed as preventing the Executive from (x) investing his assets or the assets of the AMG Trusts in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and which are not in violation of Section 3(c)(ii), (y) acting as a director of other companies (including, but not by way of limitation, Holmes Place, P.L.C.), or (z) either in his individual capacity or in his capacity as a fiduciary of the AMG Trusts, from engaging in charitable activities so long as such activities do not unreasonably interfere with the performance of the Executive’s duties hereunder;

           (ii) Engage in any activity competitive with or adverse to the Company’s business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly; provided, however, that (A) the ownership by the Executive of not more than one percent (1%) of the stock in a publicly-traded corporation shall not be deemed violative of this Section 3(c)(ii), (B) the ownership by the AMG Trusts of equity or debt (of whatever nature) in any entity shall not be deemed violative of this Section 3(c)(ii), and (C) serving as a director of Holmes Place, P.L.C. is hereby consented to and shall not be deemed violative of this Section 3(c)(ii).

           (iii) Be engaged by any entity (other than charitable organizations or in his capacity as a fiduciary of the AMG Trusts) which conducts business with or acts as consultant or advisor to the Company, whether the Executive is acting alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that (A) ownership of not more than one percent (1%) of the stock of a publicly-traded corporation shall not be deemed violative of this Section 3(c)(iii) and (B) serving as a director of Holmes Place, P.L.C. is hereby consented to and shall not be deemed violative of this Section 3(c)(iii).

       4. Base Salary. The Executive shall, commencing on the Effective Date, receive from the Company an annual base salary, payable in accordance with the regular payroll practices of the Company, of $650,000 (the “Base Salary”). During the Term, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary no less often than annually for possible increase, any such increase to be based on the performance of the Executive.

       5. Bonus and Bonus or Incentive Compensation Plans.

         (a) The Executive may be paid a bonus annually at the discretion of, and in an amount to be determined by the Board (or the Compensation Committee).

         (b) The Executive will participate in any bonus or incentive compensation plans or similar plans established by the Company for its senior management and pursuant to the policies of the Company.

       6. Restricted Stock Awards. On or before April 1, 2002, the Executive shall be awarded 75,000 shares of restricted stock under the terms of the Company's Long-Term Incentive Plan, as amended.

       7. Vacations and Other Benefits.

         (a) The Executive shall be entitled to reasonable vacations each year of his employment with the Company as well as all other employment benefits and perquisites (including, without limitation, medical, prescription drug, dental, hospitalization, life insurance, death and retirement plans, office space, secretary as selected by the Executive, support services, an automobile allowance or the use of an automobile, and the like) at levels at least as great as afforded to other senior executives of the Company and consistent with that afforded under the Company’s policies. The Company may, at its sole discretion, change such policies. In addition, the Company will provide the Executive with life insurance and long-term disability insurance as described on Exhibit “A” hereto.

         (b) In addition to the other compensation and benefits under this Agreement, the Company shall pay the Executive, as additional compensation, an amount equal to two hundred percent (200%) of the premiums (and any other costs) necessary to maintain in full force and effect, so long as the Executive is employed hereunder, a policy of term insurance on the life of the Executive, in an amount equal to the greater of (i) $2,000,000 and (ii) that amount which is twice his annual Base Salary as in effect from time to time. The policy shall be owned by the Executive and/or any member of his family and/or a trust for their benefit as shall be selected by the Executive. The Executive shall promptly advise the Company of the owner and the designated beneficiary or beneficiaries of such policies. The additional compensation referenced in this Section 7(b) shall be supplemental to any other life insurance benefits provided to the Executive, including the group life insurance provided to the Executive at the time this Agreement commenced or any subsequent improvement thereof.

         (c) In the event that, under the terms of any employee benefit plan referred to in Section 7(a), the Executive may not continue his participation, he shall be provided with the after-tax economic equivalent of the benefits provided under any plan in which he is eligible to participate for the period specified in Section 7(a). The economic equivalent of any benefit foregone shall be deemed the cost that would be incurred by the Executive in obtaining such benefit on the lowest available individual basis.

       8. Expenses. The Company shall pay all reasonable expenses incurred by the Executive in the performance of his responsibilities and duties for the Company. The Executive shall submit to the Company periodic statements of all reasonable expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Executive the full amount of any such reasonable expenses advanced by the Executive promptly in the ordinary course.

       9. Covenants and Confidential Information.

         (a) The Executive agrees that for the applicable period specified below, he will not, directly or indirectly, do any of the following:

           (i) Be engaged as a partner, officer, director, employee, shareholder or consultant by any entity (other than Holmes Place, P.L.C.) which is engaged in the operation of health or fitness clubs within five (5) miles of any facility which (on the date the Executive ceases to be employed hereunder) is owned, managed or under development to be owned or managed by the Company, its subsidiaries, affiliates and/or its successors and assigns, or is owned by a franchisee of the Company (“Facility”); provided, however, that the ownership of not more than one percent (1%) of the stock in a publicly-traded corporation shall not be deemed violative of this Section 9(a)(i);

           (ii) Induce any person who is an officer of the Company to terminate said relationship or employ, or assist in employing or otherwise associate in business with any officer or employee of the Company who held such position within three (3) months before the termination of the Executive’s employment hereunder;

           (iii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of the Company, the customer lists, inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while he shall have been employed by or associated with the Company is confidential information and the exclusive property of the Company.

         (b) The provisions of Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) shall be operative during the Term hereof except as hereafter provided in this Section 9(b).

           (i) In the event of a “Change in Control” (as defined in Section 13 (b)), the provisions of Sections 9(a)(i) and 9(a))(ii) shall be operative only so long as the Executive remains an employee of the Company.

           (ii) In the event of a Change in Control the provisions of Section 9(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of the Executive.

           (iii) In the event the Executive is terminated for “Cause” (as defined in Section 11(a)), the provisions of Sections 9(a)(i) and 9(a)(ii) shall be operative during the Term and for one (1) additional year.

           (iv) In the event the Executive is terminated for Cause, the provisions of Section 9(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of the Executive.

           (v) In the event the Executive is terminated for illness or incapacity (as provided in Section 10(a)), the provisions of Sections 9(a)(i) and 9(a)(ii) shall be operative during the Term and for one (1) additional year.

           (vi) In the event the Executive is terminated for illness or incapacity (as provided in Section 10(a)), the provisions of Section 9(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of the Executive.

         (c) The Executive expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this Section 9 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of the provisions of this Section 9 which may be pursued or availed of by the Company. Any covenant on the Executive’s part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

         (d) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

         (e) Solely for the purposes of this Section 9, the term “Company” shall be deemed to include Bally Total Fitness Holding Corporation and any of its subsidiaries, and joint ventures to which Bally Total Fitness Holding Corporation or any of its subsidiaries is a party, together with their respective successors or assigns, which are involved primarily in the operation or management of health or fitness facilities.

         (f) The covenants contained in this Section 9 shall be construed to extend to separate counties and adjacent counties, if applicable, of the states of the United States in which there is a Facility, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any one of said counties, said covenants shall not be affected thereby with respect to each other county, such covenants with respect to each county being construed as severable and independent.

       10. Illness, Incapacity or Death during Employment.

         (a) If the Executive is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Agreement for six (6) or more consecutive months, then upon three (3) days notice, the Company may terminate the employment of the Executive under this Agreement. Upon such termination, the Executive shall receive the payments and benefits set forth in Section 13(a). In the event of such termination, the Executive shall have the right, at his election, to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment to the Executive.

         (b) In the event that the Company elects to terminate this Agreement pursuant to Section 10(a) by reason of illness or incapacity, then in addition to any payments or benefits which the Executive is then entitled to receive under Section 10(a), the Executive shall be entitled to all long-term disability (“LTD”) benefits as then provided to senior officers of the Company (including, without limitation, LTD benefits for the same time period, and in the same dollar amount or percentage of Base Salary, as then provided to senior officers of the Company), but in any event at no less than sixty percent (60%) of Base Salary as of the date of termination, without reference to, or reduction for, setoffs or caps existing in any LTD plan.

         (c) In the event of the Executive’s death, all obligations of the Company under this Agreement shall terminate; provided, however, that the Executive’s estate shall receive the payments and benefits set forth in Section 13(a).

       11. Termination for Cause and Severance Compensation.

         (a) The employment of the Executive under this Agreement, and the Term hereof, may be terminated by the Company for Cause at any time. For purposes hereof, the term “Cause” means:

           (i) Subject to Section 11(e) hereof, the Executive's fraud or dishonesty;

           (ii) After thirty (30) days written notice thereof and failure to cease and/or cure the Executive’s willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder; or

           (iii) After thirty (30) days written notice thereof and failure to cure the Executive’s material breach of any material provision of this Agreement.

         (b) Any termination pursuant to Section 11(a) shall not be in limitation of any other right or remedy the Company may have under any other Section of this Agreement or otherwise; provided, however, that Section 11(a) shall set forth the exclusive definition of “Cause.”

         (c) Notwithstanding anything to the contrary contained herein, if there is a dispute between the Company and the Executive (after the thirty (30) day written notice has been given for purposes of Sections 11(a)(ii) or 11(a)(iii)) as to whether any of the above “Cause” provisions factually existed, still exist and/or have been cured, such dispute shall be arbitrated pursuant to Section 21.

         (d) Upon the effective date of termination of the Executive’s employment pursuant to this Section 11, the Executive shall be paid the following amounts: (i) his Base Salary, on a pro-rata basis through and including the effective date of termination; plus (ii) any previously declared but unpaid bonuses; plus (iii) reimbursement of all expenses reasonably incurred by the Executive in performing his responsibilities and duties for the Company through and including the effective date of termination; plus (iv) any other payment or benefit which the Executive is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by the Company, in the amount and to the extent determined under the terms and conditions of any such plan. In addition, the Executive shall have the right, at his election and at his cost, to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment to the Executive.

         (e) In the event of any proposed termination by the Company of the Executive’s employment under Section 11(a)(i) hereof, the Executive shall not be deemed to have been terminated for Cause unless the Executive, together with the Executive’s counsel, shall have had the opportunity (after not less than three (3) business days written notice to the Executive) to be heard by the Board and, following such opportunity to be heard, a majority of the Board, in good faith, determines that the Executive has engaged in fraud or dishonesty.

       12. Termination for Reasons other than Death, Disability, Upon a Change in Control or for Cause; and Severance Compensation. In the event of the termination by the Company of the Executive’s employment with the Company for any reason other than death, disability, upon the occurrence of a Change in Control (as defined in Section 13(b)) or for Cause (“Termination other than for Cause”), (i) the Company shall continue for the remainder of the Term then in effect to pay and provide to the Executive all of the salary and bonus compensation and other rights and benefits provided for herein; provided, however, that such bonus compensation in respect of each fiscal year included within the payment period shall be equal to the highest bonus compensation paid or payable to Executive in respect of any of the three (3) fiscal years immediately preceding the fiscal year during which such termination occurs; and (ii) the Company shall until the anniversary of that termination provide to the Executive office space, secretarial support and continuing use of private telephone numbers, facsimile numbers and email addresses. The Company shall provide, in the event of a Termination other than for Cause, the items called for in clause (ii) of the immediately preceding sentence at a place and on terms and conditions that the Executive, in his sole and reasonable discretion, determines are commensurate with those available to the Executive immediately prior to that termination.

       13. Termination Upon Change in Control.

         (a) In the event that there is a Change in Control (as defined in Section 13(b)) of the Company, the Executive may, at his option, terminate this Agreement at any time thereafter upon thirty (30) days written notice to the Company. If the Executive exercises this right to terminate, or the successor in control, without Cause, terminates this Agreement, the Executive shall be paid the following amounts: (i) a lump sum amount equal to the product of his annual Base Salary as in effect at the time of termination (or, if greater, at the time of the Change in Control) multiplied by three (3); plus (ii) a lump sum amount equal to the product of the annual average of the bonuses, if any, paid to the Executive by the Company with respect to the three (3) full calendar years ending before the calendar year in which the Change in Control occurs (or lesser number of full calendar years if less than three (3)), multiplied by three (3); plus (iii) his Base Salary on a pro-rata basis through and including the date of his employment termination; plus (iv) any previously declared but unpaid bonuses; plus (v) reimbursement of all expenses reasonably incurred by the Executive in performing his responsibilities and duties for the Company through and including the date of his employment termination; plus (vi) any other payment or benefit which the Executive is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by the Company, in the amount and to the extent determined under the terms and conditions of any such plan. All such payments shall be made no later than the last day of the Executive’s employment. In addition, the Executive shall have the right, at his election, to the assignment of any and all insurance policies and/or health protection plans if said policies and plans permit assignment to the Executive. If the successor in control changes the Executive’s title, substantially changes his duties or functions from those which he previously performed hereunder, or, except for the inherent travel requirement in his positions, requires the Executive to perform his duties outside of the metropolitan area of Chicago, Illinois or to relocate his present address, the successor in control shall be deemed to have constructively terminated this Agreement without Cause. Any change in control provision or other provision contained in any long term incentive plan, option plan, or similar arrangement, or in any award agreement in connection with any such plan, award agreement or similar arrangement pursuant to which the Executive is entitled to any benefits or payments, or to which the Executive is a party during the Term, to the contrary notwithstanding, the Executive may exercise any option or right under any such plan, award agreement or similar arrangement upon the occurrence of a Change in Control.

         (b) A “Change in Control” shall, except as provided below, mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the Effective Date of this Agreement, the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

           (i) Any “person” (as defined in subsections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

           (ii) During any period of two (2) consecutive years or less there shall cease to be a majority of the Board comprised of Continuing Directors (as defined in Section 13(b)(iii)(C)); or

           (iii) The stockholders of the Company approve (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

       Notwithstanding anything contained herein to the contrary, the following shall not be deemed a Change in Control for purposes of this Agreement:

         (A) if an event described in subsection (i) of Section 13(b) shall occur upon the issuance of the Company’s securities by the Company in a public offering, which issuance was approved by the Continuing Directors (as defined in Section 13(b)(iii)(C)) and the Continuing Directors remain as a majority of the Board and the Executive’s position with the Company remains unchanged; or

         (B) if an event described in subsection (i) of Section 13(b) shall occur because of the issuance of the Company’s securities in connection with an acquisition by the Company, which issuance was approved by the Continuing Directors (as defined in Section 13(b)(iii)(C)) and the Continuing Directors remain as a majority of the Board and the Executive’s position with the Company remains unchanged.

         (C) The term “Continuing Directors” shall mean individuals who constitute the Board as of January 1, 2002 and any new director(s) whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of January 1, 2002 or whose election or nomination for election was previously so approved.

       14. Parachute Payments.

         (a) If it shall be determined that any payment, distribution or benefit received or to be received by the Executive from the Company pursuant to this Agreement, the Restricted Stock Agreement, the Note, or any option plan or other plan maintained by the Company or its affiliates (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such tax referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (the “Excise Tax Gross Up Payment”) in an amount such that the net amount retained by the Executive, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on the Executive in connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this Section 14, shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that the Executive is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of the Executive, taking into account the city and state in which the Executive resides, but giving effect to the tax benefit, if any, which the Executive may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

         (b) All determinations required to be made under this Section 14, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 14(a), shall be made by the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Company makes any Payments to the Executive. The determination of tax liability and the assumptions made by the Accounting Firm shall be subject to review by the Executive’s tax advisor, and, if the Executive’s tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Executive’s tax advisor shall jointly designate a nationally-recognized public accounting firm within five (5) business days after notice has been given to the Company of the Executive’s disagreement with the Accounting Firm’s calculation, which shall make the determination within fifteen (15) business days after its appointment. If the parties cannot agree on a nationally recognized public accounting firm, then both parties shall select a nationally recognized public accounting firm who shall then jointly select a third nationally recognized public accounting firm which shall make the determination within fifteen (15) business days after its appointment. All fees and expenses of the accountants and tax advisors retained by either the Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to the Executive within five (5) days after the receipt of the determination, subject to applicable federal, state, local and Excise Tax withholding requirements. Any determination by a jointly designated public accounting firm shall be binding upon the Company and the Executive, and shall not be subject to arbitration pursuant to Section 21.

         (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that the IRS, on audit, asserts that the Executive has made an Underpayment and the Executive is required (by reason of settlement or otherwise) to make a payment of any Excise Tax, or if the Executive is required to make one or more payments of Excise Tax to the IRS (and/or interest or penalties thereon) upon the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-Up Payment made pursuant to Sections 14(a) and 14(b), then in either of such events any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 14(a) shall be promptly paid by the Company to or for the benefit of the Executive. In addition, the Company will pay the Executive an amount equal to any penalties, interest or additions to be assessed against him as a result of the Underpayment, which amounts shall be grossed up for any federal, state, local or Excise Taxes payable with respect to such penalties, interest or additions to tax such that the Executive receives a net amount equal to the penalties, interest and additions to tax assessed against him (determined in the same manner as described in Section 14(a). The Executive shall not be obligated to contest any proposed assessment of any Underpayment and may settle any such audit action or proceeding involving an Underpayment at his discretion; provided, however, that the Executive shall, upon notice of examination by the Internal Revenue Service, give notice thereof to the Company and the Company, at its sole cost and in its sole discretion, may, on behalf of the Executive, defend and contest against any proposed Internal Revenue Service deficiency. In the event that the Company assumes the defense of the proposed deficiency, the Company shall immediately, upon written request of the Executive secure all of its possible obligations to the Executive as provided for in this Section 14(c) by either posting cash collateral in escrow or providing the Executive with a “clean irrevocable letter of credit” in the amount of all of the Company’s possible obligations to the Executive pursuant to this Section 14(c). The terms of such escrow or clean irrevocable letter of credit shall be negotiated by the Company and the Executive at such time and any dispute relating to such matters shall be settled in an arbitration pursuant to Section 21 of this Agreement. The Executive agrees to execute any documents, including powers of attorney, that may be necessary to facilitate the Company’s defense and/or contesting the Internal Revenue Service’s assertions. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to the Executive payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

       15. Indemnification.

         (a) The Company agrees to indemnify the Executive to the fullest extent permitted by applicable law consistent with the Company’s Amended Certificate of Incorporation and the Company’s Amended By-Laws as in effect on the Effective Date of this Agreement.

         (b) The Company agrees to maintain for the Executive a directors’ and officers’ liability insurance policy not less favorable than any policy that the Company maintains for its directors and executive officers in general. Such directors’ and officers’ liability insurance policy will provide no less coverage or coverage amounts than the coverage and coverage amounts in effect as of January 1, 2002.

         (c) The Company and the Executive are parties to an Indemnification Agreement dated January 3, 1996, and it is agreed that the provisions of that Indemnification Agreement shall remain in full force and effect for the benefit of the Executive.

       16. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

       17. Assignability; Binding Nature.

         (a) The rights and obligations of the Company and the Executive under this Agreement shall inure to the benefit of and shall be binding upon their respective successors, heirs (in the case of the Executive) and assigns.

         (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder.

         (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive; provided, however, that all of his rights may be transferred by will or by operation of law.

       18. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and will be deemed to have been duly given if delivered in person or mailed by certified mail or guaranteed overnight delivery service to the Company at its principal executive offices and to the Executive at the last address reflected in the Company’s records.

       19. Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as waiver of any such provision or provisions as to any future violations thereof, and shall not prevent that Party thereafter from enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and the waiver by a Party of any single remedy shall not constitute a waiver of such Party’s right to assert all other legal remedies available to him or it under the circumstances.

       20. Governing Laws. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois, without reference to principles of conflict of laws.

       21. Arbitration. Except in connection with any termination by the Company of the Executive’s employment hereunder under Section 11(a)(i) hereunder, any controversy or claim arising out of or relating to this Agreement or the breach of any of the foregoing, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in Chicago, Illinois and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 21 shall be construed so as to deny the Company’s right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of the Executive of any of his covenants contained in Section 9(a). Costs of the arbitration, including, without limitation, reasonable attorneys’ fees of all parties (which shall include any fees incurred or accrued in any application to confirm the arbitration award), shall be borne by the Company. During the Term, pending the resolution of any arbitration, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises. Any termination by the Company of the Executive; employment under Section 11(a)(i) hereunder shall be governed by the provisions of Section 11(e) hereof.

       22. Representations.

         (a) The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm, or organization.

         (b) The Executive represents that he knows of no agreement between him and any other person, firm, or organization that would be violated by the performance of his obligations under this Agreement.

       23. Registration of Warrants. The Company shall promptly enter into an amendment of that certain Registration Rights Agreement originally entered into as of the 29th day of December, 1995 between the Company and Bally Entertainment Corporation to provide the Executive one demand right for shelf registration (the “Shelf Registration Statement”) with respect to the shares of the Company’s Common Stock, par value $.01 per share, underlying the Warrant Certificate No. W-3 issued to the Executive by the Company. Subject to the terms of the Registration Rights Agreement, as amended, the Company shall agree to keep the Shelf Registration Statement effective from the date of demand by the Executive through the earlier of the date which is 30 days after the last day which warrants may be exercised pursuant to the Warrant Certificate or the date all shares registered pursuant to the Shelf Registration Statement have been sold.

       24. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

       25. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

       26. Miscellaneous. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         (a) This Agreement constitutes the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Executive.

         (b) Except as specifically provided in this Agreement, this Agreement shall not affect nor have any force or effect upon any other agreement to which the Executive is a party and/or beneficiary.

         (c) This Agreement may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the Party against whom the same is sought to be enforced.

         (d) Except as otherwise indicated, all references to "Sections" refer to sections or subsections, as appropriate, of this Agreement.

         (e) The capitalized terms used in this Agreement shall have the meanings indicated in the Sections in which they are defined or as otherwise required by the context in which they are used.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Lee S. Hillman

LEE S. HILLMAN

Approved by the Compensation Committee on March 5, 2002.

/s/ Liza M.Walsh

Liza M. Walsh
Chair, Compensation Committee

EXHIBIT A

LIFE INSURANCE AND DISABILITY INSURANCE

Disability

CIGNA Group Policy	$10,000 per month

UNUM Policy No.	Supplemental Disability in an amount which, when combined with the CIGNA Group Policy, will provide an amount equal to 60% of Base Pay